UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________

SCHEDULE 14A
_________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

(Check the appropriate box):
☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

ALLIED GAMING & ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Allied Invites All Stockholders to Join Forces in Shaping a Bright Future for the Company – An Open Letter to All Stockholders

Files Definitive Proxy Statement for combined 2024/2025 Annual Meeting of Stockholders

Strongly Encourages Stockholders to Vote “FOR” All of its Highly Qualified Board Members on WHITE Proxy Card

Urges Stockholders to Deny Knighted Pastures and Roy Choi’s Attempts to Take Over the Company and Further Destroy Stockholder Value

New York, NY (June 30, 2025) – Allied Gaming & Entertainment, Inc. (NASDAQ: AGAE) (the “Company” or “AGAE”), a global experiential entertainment company, today issued a letter to its stockholders regarding AGAE’s combined 2024/2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held August 4, 2025, which strongly encourages its stockholders to support its six highly qualified director nominees, management team and strategic initiatives to continue progressing the Company forward. The letter also details the numerous ways in which the dissident stockholder, Knighted Pastures, LLC, has destroyed stockholder value without any attempts to constructively engage with the Company and is now attempting to take over control of the Board of Directors (“Board”). Critically, AGAE has significantly outperformed its peer group in total stockholder return for the prior 1-year, 3-year, and 5-year periods, as of June 24, 2025.

At the Annual Meeting, AGAE’s Board of Directors strongly urges stockholders to vote “FOR” all six highly qualified director nominees using the WHITE proxy card: Jingsheng (Jason) Lu, Guanzhou (Jerry) Qin, Mao Sun, Roy Anderson, Yushi Guo and Chi Zhao. Stockholders are also encouraged to vote “FOR” all other matters.

AGAE has filed its definitive proxy materials on Schedule 14A with the SEC in connection with the Annual Meeting. The Company is sending its definitive proxy statement and stockholder letter to all stockholders entitled to vote as of the record date, June 25, 2025, along with the Company’s proxy card or voting instruction form.

Stockholders can find out more about the proxy vote at the Annual Meeting by visiting the Allied Gaming & Entertainment investor relations website at https://ir.alliedgaming.gg/ and navigating to the page entitled “Annual Meeting”.

The full text of the letter is below:

June 30, 2025

Dear Fellow Allied Gaming Stockholders,

You have an important choice to make at the upcoming annual meeting of stockholders (the “Annual Meeting”) of Allied Gaming & Entertainment Inc. (“Allied Gaming”, “AGAE” or the “Company”), which is expected to take place on August 4, 2025. A self-serving dissident stockholder, Knighted Pastures LLC (“Knighted”), led by its opportunistic Managing Partner, Roy Choi, seeks to take control of the Allied Gaming Board of Directors (the “Board”) and the Company’s considerable resources for his own purposes, without paying all other stockholders a premium for that privilege.  Knighted’s tactics are multi-faceted, including bringing two lawsuits against the Company’s Board of Directors, and through what the Company believes to be a coordinated, undisclosed, and potential violation of Federal law, group buying strategy. This strategy includes coordinating, at a minimum, with his close business associates and his own mother to acquire large amounts of shares since Knighted initiated its campaign nearly 18 months ago in an effort to buy the vote in violation of the federal securities laws. Mr. Choi’s personal agenda is imprudent for Allied and it is detrimental to the Company’s stockholders and the opportunity for long-term growth.  We urge you NOT to sign or return any proxy card or voting instruction form that may be sent to you by Knighted. Please simply throw such materials away.

In light of the pending proxy contest, it is important to highlight certain facts relevant to these matters:

•	Allied Gaming has recognized a total shareholder return of 241%, 123%, and 34% for the prior 1-year, 3-year, and 5-year periods as of June 24, 2025.
•
Under the leadership of the current Board and management team, the Company will focus on further solidifying its core strengths in gaming and immersive entertainment, while actively pursuing the tokenization of real-world assets (RWA), and exploring deeper integration of cryptocurrency and blockchain technologies within entertainment and gaming.

•	Allied Gaming has the right strategy to move the Company forward despite Mr. Choi’s actions that have wasted the Company’s resources on responding to costly and time-consuming litigation.
•
Although seeking control of the Company, Knighted and Mr. Choi have provided no business plan to move the Company forward and have proposed two ill-advised cash burning and pre-revenue acquisitions that would have destroyed stockholder value.

•	Knighted and Mr. Choi are clearly trying to take control of the Company through a proxy contest rather than paying stockholders a control premium through a business combination transaction.
•
Knighted and its affiliates have accumulated large quantities of Allied Gaming shares, leveraging close business associates and familial relationships to buy still more shares, teaming up with disgruntled former executives, and engaging in costly, distracting and time-consuming litigation, thwarting clear growth opportunities in an effort to distort the Company’s strategic initiatives and depress the stock price to gain control of the Board and the Company.
•
Knighted and Mr. Choi’s self-serving and manipulative tactics appear to include covert group buying of Allied’s shares in an effort to improperly influence the vote in violation of Section 13(d) of the federal securities laws.  Mr. Choi’s own mother and close business associate have bought hundreds of thousands of shares at the same time Knighted and Mr. Choi have pursued high-cost proxy challenges and expedited litigation against the Company’s board of directors.

•
In October 2024, we offered Knighted one Board seat, which they rejected, instead demanding four seats and the removal of three additional non-Knighted directors—effectively seeking control of the Board.

•	Knighted’s nominees add nothing to the Board and Mr. Choi’s undisclosed criminal history makes him unfit to serve as a public company director.
•
Knighted and Mr. Choi filed costly and time-consuming lawsuits against the Company, targeting two strategic transactions that would have provided the Company with significant growth and improved financial performance, but instead such lawsuits caused the Company to sever those strategic business transactions, resulting in lost business opportunities primarily in Asia.

The choice is very clear, stockholders can protect their investment in Allied Gaming and put a stop to Mr. Choi’s self-serving, value destructive plans by voting the Company’s WHITE proxy card “FOR” ALL SIX of Allied Gaming’s highly qualified director nominees, Jingsheng (Jason) Lu, Guanzhou (Jerry) Qin, Mao Sun, Roy Anderson, Yushi Guo and Chi Zhao.

ALLIED GAMING HAS THE RIGHT TEAM & STRATEGY FOR SUCCESS AND THE RESULTS PROVE IT

The significant progress Allied Gaming is on track to realize in 2025 and beyond is due to the highly successful sale of World Poker Tour and our growth since the Board appointed a new leadership team, including Ms. Yinghua Chen as the Chief Executive Officer in September 2022 and Mr. Yangyang (James) Li as the President in April 2024. On June 26, 2025, the Board approved a leadership transition to further accelerate growth and innovation as Mr. Li assumed the role of President and Chief Executive Officer of Allied Gaming, and Yinghua Chen remains as Chief Executive Officer of Allied Esports International, a wholly-owned subsidiary of Allied Gaming, which will continue to focus on content strategy and development of animation and gaming business operations. Your Board and management team have been instrumental in crafting our long-term strategic plan, which is focused on driving rapid revenue growth through organic investments, joint-ventures, acquisitions, and strategic investments. Recently, we executed a few strategic transactions in the directions that we believe will catalyze growth at the Company: the formation of World Mahjong Tour (“WMT”), the co-launch of RythmX x Strawberry Music Festival in Macau, and our initial investment into global animation IP content starting from The Angry Birds Movie 3.

In February, we hosted the first-ever World Mahjong Tour (“WMT”) beginner-level tournament, held at the iconic HyperX Arena in Las Vegas, which attracted over 150 enthusiastic participants. This tournament was the first of many, with additional events expected in 2025 and beyond. WMT will run a very similar business model to World Poker Tour, which we have invaluable experience operating and owning, and has generated substantial returns over decades since its founding.

Also in February, we co-launched RythmX x Strawberry Music Festival, a first-of-its-kind co-branded music festival in partnership with Beijing Modern Sky Cultural Development Co. and Macau Elite Fun Entertainment Co. The festival is scheduled to take place in October at Macau’s newly established 50,000-capacity outdoor music venue. This will mark a significant milestone for large-scale live entertainment in the region and we will play a leading role in western artist coordination, project management, and marketing.

In January 2025, the Company made a strategic investment in the production of The Angry Birds Movie 3 through Flywheel Media, a film production company dedicated to creating globally entertaining and inspiring content. This initiative underscores Allied Gaming’s commitment to investing in iconic intellectual properties with broad, cross-generational appeal and multi-platform potential—supporting the Company’s growth strategy and expanding its global audience reach.

Our fiscal year 2024 financial results demonstrated impressive revenue growth of 19% above our fiscal year 2023 revenue. Our revenue is on pace to grow year-over-year again in 2025, despite the distractions and costs driven by actions of Knighted and Mr. Choi, including costly and time-consuming lawsuits, which we believe have severely damaged relationships with multiple strategic partners. We are confident that once Mr. Choi’s distractions are behind us, our expense structure will be well positioned for us to successfully execute our business strategies and enhance our financial performance for the remainder of 2025 and into 2026. We have also realized a total shareholder return of 241%, 123%, and 34% for the prior 1-year, 3-year, and 5-year periods as of June 24, 2025. These returns are significantly higher than that of our peer set, who we consider to be GameSquare Holdings, Inc. (“GameSquare”), Super League Enterprise, Inc. (“Super League”) and Enthusiast Gaming Holdings (“Enthusiast”). We consider NIP Group Inc., (“NIP Group”) to be an additional peer who is a recent player in the market. For the same prior 1-year, 3-year, and 5-year periods, GameSquare realized a total shareholder return of -24%, -76% and -98%, Super League realized a total shareholder return of -87%, -100% and -100% and Enthusiast realized a total shareholder return of -52%, -98% and -97%. NIP Group has realized a total shareholder return of -81% since its IPO in July 2024.

Our current balance sheet provides us with the ability to proficiently and rapidly advance our strategic initiatives. As of December 31, 2024, we had $71.5 million in cash and short-term investments. Under the Board’s plan, cash will be utilized in the following order: first, organic growth within our three subsidiaries including investment into the build out of World Mahjong Tour; second, potential mergers, acquisitions or other strategic investments complementary to the Company’s business that would further expand our operation; and third, potential share buybacks. If Knighted is able to take control of the Company, Mr. Choi will deploy the Company’s cash as he chooses, rather than advancing the Board’s initiatives and building upon years of work we have done to create a foundation that would allow the Company to succeed and generate real value for stockholders. Mr. Choi will exploit these precious resources for his purposes alone, without concern for what’s in the best interest of all stockholders.

KNIGHTED IS DESTROYING STOCKHOLDER VALUE AND ATTEMPTING TO TAKE CONTROL OF THE COMPANY WITHOUT PAYING STOCKHOLDERS A PREMIUM

Knighted has no business plan for the Company.  Rather, it is clear that Knighted and Mr. Choi’s only objective is to take control of the Company without paying a premium to stockholders and without a strategy to improve the Company’s financial performance.  Rather than offering solutions, Knighted has pursued costly and time-consuming litigation to challenge the Company’s Board of Directors’ approval of certain business transactions the Board believed at the time provided strong synergies and potential growth in key markets in Asia.  Instead of providing any constructive input, Mr. Choi pursued year-long litigation to undo the Board’s well-reasoned strategic actions.  Mr. Choi is a complainer and a disrupter, but not a leader and has no understanding of how the Company operates.  Indeed, the only suggestions he has ever brought to the Company demonstrate his self-interested approach and desire to control the Company’s purse-strings to fund his own initiatives.  In 2022, Knighted presented the Board with two ill-advised proposed acquisitions.  Prudently, our Board determined, upon due consideration, not to pursue these proposals, which would have significantly damaged the Company’s growth prospects and depleted its cash. One proposal was the acquisition of a high-risk children’s film and digital content creation firm, which had negligible revenue with future prospects based upon multiple unrealistic and aggressive assumptions, which your Board and management deemed unachievable. The second proposal was the acquisition of a business that was on the verge of closing, draining cash and losing approximately $700,000 per month. Our Board declined both of these acquisition proposals which would have materially destroyed stockholder value rather than enhance it.

We believe that if Mr. Choi was to gain control of the Company, he would destroy stockholder value through bad investments and would ultimately liquidate the Company in an effort to return cash to himself without any concern for the interest of all other stockholders.

MR. CHOI REFUSES TO CONTRUCTIVELY ENGAGE WITH THE COMPANY AND INSTEAD PREFERS TO WASTE THE COMPANY’S RESOURCES ON LITIGATION

  The Company and its Board have continuously sought compromise and inclusion, but despite our good faith efforts to engage meaningfully with Knighted, Knighted has refused to reach an amicable resolution with the Company, instead pursuing costly and time consuming litigation and proxy contests. In March 2022, after meeting with Mr. Choi and discussing his interests in the Company, we offered Mr. Choi a Board observer seat to involve Mr. Choi in the Company’s core business deliberations and to present a path to board membership.  Mr. Choi declined the offer and demonstrated no interest in contributing to the Company’s growth initiatives. Notably, he did not participate in the stockholder votes at the Company’s annual meetings in either 2022 or 2023. Despite this, and in a continued effort to reach a compromise amid ongoing litigation, we extended an offer in October 2024 for Mr. Choi to join the Board as a director. He rejected this offer as well and instead issued a counterproposal demanding four of the seven Board seats and the removal of three sitting directors not subject to election—effectively seeking unilateral control of the Company. Mr. Choi made it clear that he would accept nothing less than majority control of the Board of Directors.

WE BELIEVE THAT KNIGHTED AND MR. CHOI HAVE VIOLATED FEDERAL SECURITIES LAWS AND THUS MISLED STOCKHOLDERS

On June 11, 2025, AGAE filed a lawsuit against Knighted and Mr. Choi, as well as Naomi Choi, Mr. Choi’s mother, and Yiu-Ting So, a long-time business partner of Mr. Choi (collectively, the “Knighted Group” or the “Defendants”). The suit seeks to require the Knighted Group to file the appropriate Schedule 13D to properly inform all stockholders of their actions, enjoin the Knighted Group from acquiring additional shares, and ordering the Knighted Group to vote their shares in proportion to the votes cast by all stockholders other than the Knighted Group. We believe that Knighted and Mr. Choi have been engaged in over a year-long scheme to amass large quantities of AGAE’s stock without disclosure to AGAE or its stockholders including by the filing of deceptive and deficient Schedule 13D materials with the Securities and Exchange Commission (“SEC”) in a coordinated effort to secure Knighted and Mr. Choi’s control over the Board at the Annual Meeting.

Mr. Choi is no stranger to skirting the law when it suits him.  He was previously charged with a criminal misdemeanor for taking property without owner consent.  He was sentenced to jail time and probation.  And, while the sentence was suspended and conviction was later set aside and dismissed, Mr. Choi’s pattern of pursuing his own interests above others (and even the law), make him entirely unfit to serve as a director of Allied.

Mr. Choi's primary business activities operate on the edge of legality. In his public filings such as the Schedule 13D, nomination notice, and preliminary proxy statement, Mr. Choi has failed to accurately and fully disclose his primary background and business endeavors.

For many years, Mr. Choi’s core business has involved providing gambling-related services through more than 10 companies, including Knighted Ventures LLC, which he effectively controls and holds a majority interest in. In recent years, the California Gambling Control Commission has conducted investigations into Mr. Choi, Knighted Ventures, and other related individuals and entities, concluding that they engaged in certain “collusive arrangements” designed to circumvent Section 19984 of California's gambling laws. As a result, restrictions have been imposed on the gambling services he provides, and the involved parties are required to regularly report their compliance status.

Furthermore, Mr. Choi and the companies he controls and operates have been involved in multiple lawsuits. These facts demonstrate that Mr. Choi plays fast and loose with regulations and legal obligations, and litigates when it suits him. He is not fit to serve as a director of Allied.

CEDING CONTROL OF THE BOARD AT THIS TIME WILL HARM STOCKHOLDERS

Your Board is currently comprised of seven highly effective, experienced directors, six of whom are independent.

The directors that Knighted is attempting to remove have been critical to the Company’s success since the conclusion of our strategic review process. The Company’s proposed director nominees, Messrs. Anderson, Guo, Lu, Qin, Sun and Zhao have extensive experience as operators and as board members of industry-relevant companies in both North America and Asia Pacific. Messrs. Lu, Guo, Qin, Sun and Zhao have been integral as we developed and built out our strategic initiatives, while Mr. Anderson’s financial acumen has been a clear asset to our Company since he became CFO in October 2021.

There is a very real and stark difference between Knighted’s nominees and your Board’s nominees. Your Board’s nominees have developed and communicated an actionable plan to lead Allied Gaming to profitable growth and have demonstrated a track record for implementing such plans. In contrast, Knighted’s nominees have not.  None of Knighted’s nominees possess the skillset and commitment to guide and support Allied Gaming’s continued growth at this pivotal juncture.

PROTECT YOUR INVESTMENT IN ALLIED GAMING. REJECT ROY CHOI AND HIS NOMINEES BY VOTING THE WHITE PROXY CARD TODAY “FOR” ALL SIX OF ALLIED GAMING’S NOMINEES, AND “WITHHOLD” ON THE THREE KNIGHTED NOMINEES

WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT MAY BE SENT TO YOU BY KNIGHTED.

If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy advisers, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at AGAE@mackenziepartners.com

We are committed to acting in your best interests, and we appreciate your continued support as we work to strengthen and evolve our business. Thank you for your investment in Allied Gaming.

Sincerely,

The Board of Directors of Allied Gaming & Entertainment Inc.

Remember, you may be able to vote your shares by telephone, internet, and QR code voting may be available. Please refer to your proxy card/voting instruction form for details.

If you have any questions or need assistance in voting
 your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.

7 Penn Plaza, #503
New York, New York 10001
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: AGAE@mackenziepartners.com

Advisors
Paul Hastings LLP is serving as legal counsel, MacKenzie Partners, Inc. is serving as proxy solicitor and ADDO IR is serving as strategic communications advisor to AGAE.

About Allied Gaming & Entertainment
Allied Gaming & Entertainment Inc. (Nasdaq: AGAE) is a global experiential entertainment company focused on providing a growing world of gamers and concertgoers with unique experiences through renowned assets, products and services. For more information, visit alliedgaming.gg.

Forward Looking Statements
This press release contains certain forward-looking statements under federal securities laws. Forward-looking statements may include our statements regarding our goals, beliefs, strategies, objectives, plans, including product and service developments, future financial conditions, results or projections or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of such terms, or other comparable terminology. Specific forward-looking statements include, but are not limited to, statements regarding our ability to execute on strategic and business plans and drive stockholder value, our projections on Allied Gaming’s future financial performance and expense structure and our beliefs on the impact of Knighted director nominations and other actions of Knighted on the performance of the Company. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors, many of which are outside our control, that may cause actual results to be materially different from those contemplated by the forward-looking statements. The inclusion of such information should not be regarded as a representation by us, or any person, that the objectives of Allied Gaming will be achieved. Important factors, among others, that may affect actual results or outcomes include: risks associated with our strategy, future direction or governance; the substantial uncertainties inherent in the acceptance of existing and future products and services; risks associated with our ability to retain key personnel; risks related to our common stock and the listing of our common stock on the Nasdaq Capital Market; risks associated with intellectual property; uncertainty around current and potential litigation and related legal expenses; and general economic, political and market conditions and events. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein and other risk factors discussed from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on June 9, 2025, as well as subsequent reports filed with the SEC. Readers are also urged to carefully review and consider the various disclosures we made in such Annual Report on Form 10-K and in subsequent reports with the SEC. We assume no obligation and do not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Investor Contact:
Addo Investor Relations
ir@alliedgaming.gg

Bob Marese
MacKenzie Partners, Inc.
1-800-322-2885